Exhibit 99.1

DREAMS GOES TO VEGAS!

COMPANY ACQUIRES 3 FIELD OF DREAMS® STORES IN LAS VEGAS

Plantation, FL: Dreams, Inc. (DRMS.OB) announced today that the company has acquired the Field of Dreams® Las Vegas market, which includes three Field of Dreams® stores and the Stars Live 365 autograph concept from Pro Stars, Inc. The acquisition will serve as a launching platform for Dreams to expand company owned stores into an area that has historically been the highest volume and most profitable market in the country for the marketing of authentic sports and celebrity memorabilia.

Dreams, Inc. President, Ross Tannenbaum, stated, “The desirability of the Las Vegas market, which provides millions of tourists that turnover in population every three days, bringing customers from all over the world who are seeking entertainment, great restaurants and excellent shopping is our demographic. We intend to increase our presence of Field of Dreams® stores and live appearances of athletes and celebrities to other high profile hotels and desirable venues in Las Vegas. We believe this city offers unlimited potential for our concepts and products.”

Field of Dreams®, the brick-and-mortar retail division of the company, founded in 1990, offers the finest selection of sports and celebrity memorabilia and collectibles in an upscale, state-of-the-art environment. The company plans to continue driving both business models, looking for more franchise owners as well as developing new locations for company-owned stores.

Jorge Salvat, President of Dreams Franchise Corp. exclaimed, “This was an investment in the future for Dreams. We enjoy seeing our franchise owners develop new ideas that can be used throughout the chain, and Pro Stars did a tremendous job with these locations. Now it’s time for Dreams to take it to a new level.”

In addition to the stores, Dreams plans to expand the Stars Live 365 operation. Originally, in January 2005, Dreams licensed this unique concept to Pro Stars. This model features Baseball’s all-time hit leader, Pete Rose, appearing 15 days a month at the Field of Dreams store in the Forum Shops at Caesar’s Palace. Pete Rose can be seen interacting with patrons who can take photographs, engage in conversation with the celebrity and get personalized autographs on numerous items. Other stars including Dan Marino, Joe Montana, Roger Clemens, Magic Johnson, Pete Sampras, Ernie Banks and Joe Frazier have also made appearances at this intimate and unique venue.

Tannenbaum said, “It was natural that with the acquisition of the stores, the company would buy back the marketing concept. With the assets we have in Las Vegas, we foresee driving significant growth by offering a host of new athletes and celebrities to the locale, he said. Tannenbaum also indicated that the flagship store may act as a signing location for top athletes who ink deals with Dreams, Inc.’s manufacturing division, Mounted Memories. It would be a great treat for fans to see today’s superstars signing items with the opportunity to get up-close and personal”, he concluded.

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DREAMS, INC. trades under the ticker symbol: DRMS.OB

For more information on Dreams, Inc. and its subsidiaries, please visit: www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.